Exhibit 4.2

EXECUTION VERSION

THERMO FISHER SCIENTIFIC (FINANCE I) B.V.,

as Issuer

THERMO FISHER SCIENTIFIC INC.,

as Guarantor

AND

THE BANK OF NEW YORK MELLON TRUST COMPANY, N.A.,

as Trustee

FIRST SUPPLEMENTAL INDENTURE

Dated as of August 9, 2016

€600,000,000 of Floating Rate Senior Notes due 2018

THIS FIRST SUPPLEMENTAL INDENTURE (this “Supplemental Indenture”) is dated as of August 9, 2016 among THERMO FISHER SCIENTIFIC (FINANCE I) B.V., a private limited liability company (besloten vennootschap met beperkte aansprakelijkheid) incorporated under the laws of The Netherlands (the “Company”), THERMO FISHER SCIENTIFIC INC., a Delaware corporation (the “Guarantor”), and THE BANK OF NEW YORK MELLON TRUST COMPANY, N.A., a national banking association, as trustee (the “Trustee”).

RECITALS

WHEREAS, the Company, the Guarantor and the Trustee executed and delivered an indenture, dated as of August 9, 2016 (the “Base Indenture” and, as supplemented by this Supplemental Indenture, the “Indenture”), to provide for the issuance by the Company from time to time of debt securities evidencing the Company’s unsecured indebtedness fully and unconditionally guaranteed by the Guarantor.

WHEREAS, the Company has authorized the issuance of €600,000,000 aggregate principal amount of Floating Rate Senior Notes due 2018 (the “Notes”).

WHEREAS, the Company and Guarantor desire to enter into this Supplemental Indenture pursuant to Section 9.01 of the Base Indenture to establish the form and terms of the Notes in accordance with Sections 2.01 and 2.02 of the Base Indenture.

WHEREAS, the Guarantor desires to guarantee the Notes on the terms set forth in Article XIV of the Base Indenture.

WHEREAS, the entry into this Supplemental Indenture by the parties hereto is in all respects authorized by the provisions of the Base Indenture.

WHEREAS, all things necessary to make this Supplemental Indenture a valid and legally binding agreement according to its terms have been done.

NOW, THEREFORE, for and in consideration of the foregoing premises and for other good and valuable consideration, the Company, the Guarantor and the Trustee, mutually covenant and agree for the equal and proportionate benefit of the respective holders from time to time of the Notes as follows:

ARTICLE I

Section 1.1	Defined Terms.

(1) Capitalized terms used but not defined in this Supplemental Indenture shall have the meanings ascribed thereto in the Base Indenture.

(2) A term defined anywhere in this Supplemental Indenture has the same meaning throughout.

(3) The singular includes the plural and vice versa.

(4) Headings are for convenience of reference only and do not affect the interpretation.

(5) As used herein, the following defined terms shall have the following meanings with respect to the Notes and this Supplemental Indenture only:

“Below Investment Grade Rating Event” means the Notes are downgraded below Investment Grade Rating by any two of the Rating Agencies on any date during the period (the “Trigger Period”) commencing 60 days prior to the first public announcement by the Company or the Guarantor of the occurrence of a Change of Control (or pending Change of Control) and ending 60 days following consummation of such Change of Control (which Trigger Period shall be extended so long as the rating of the Notes is under publicly announced consideration for possible downgrade by at least two of such Rating Agencies on such 60th day, such extension to last with respect to each such Rating Agency until the date on which such Rating Agency considering such possible downgrade either (x) rates the Notes below Investment Grade or (y) publicly announces that it is no longer considering the Notes for possible downgrade, provided that no such extension will occur if on such 60th day the Notes are rated Investment Grade by at least two of such Rating Agencies in question and are not subject to review for possible downgrade by such Rating Agencies).

“Business Day” means any day, other than a Saturday or Sunday, (1) which is not a day on which banking institutions in The City of New York or London are authorized or required by law, regulation or executive order to close and (2) on which the Trans-European Automated Real-Time Gross Settlement Express Transfer system (the TARGET2 system), or any successor thereto, is open.

“Calculation Agency Agreement” means the Calculation Agency Agreement, dated as of August 9, 2016, between the Company and the Calculation Agent.

“Calculation Agent” means The Bank of New York Mellon, London Branch, or any successor.

“Change of Control” means the occurrence of any of the following: (1) the direct or indirect sale, transfer, conveyance or other disposition (other than by way of merger or consolidation), in one or a series of related transactions, of all or substantially all of the properties or assets of the Guarantor and its subsidiaries taken as a whole to any “person” (as that term is used in Section 13(d)(3) of the Exchange Act) other than the Guarantor or one of its direct or indirect wholly-owned subsidiaries; (2) the consummation of any transaction (including, without limitation, any merger or consolidation) as a result of which any “person” (as that term is used in Section 13(d)(3) of the Exchange Act) becomes the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Exchange Act), directly or indirectly, of more than 50% of the Guarantor’s outstanding Voting Stock or other Voting Stock into which the Guarantor’s Voting Stock is reclassified, consolidated, exchanged or changed, measured by voting power rather than number of shares; (3) the Guarantor consolidates with, or merges with or into, any “person” or “group” (as that term is used in Section 13(d)(3) of the Exchange Act), or any “person” or

“group” consolidates with, or merges with or into, the Guarantor, in any such event pursuant to a transaction in which any of the Guarantor’s Voting Stock or the Voting Stock of such other person is converted into or exchanged for cash, securities or other property, other than any such transaction where the shares of the Guarantor’s Voting Stock outstanding immediately prior to such transaction constitute, or are converted into or exchanged for, a majority of the Voting Stock of the surviving person or any direct or indirect parent company of the surviving person immediately after giving effect to such transaction; or (4) the adoption of a plan relating to the Guarantor’s liquidation or dissolution. Notwithstanding the foregoing, a transaction will not be deemed to involve a Change of Control if (a) the Guarantor becomes a direct or indirect wholly-owned subsidiary of a holding company (which shall include a parent company) and (b)(i) the holders of the Voting Stock of such holding company immediately following that transaction are substantially the same as the holders of the Guarantor’s Voting Stock immediately prior to that transaction or (ii) no “person” (as that term is used in Section 13(d)(3) of the Exchange Act) (other than a holding company satisfying the requirements of this sentence) becomes the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Exchange Act), directly or indirectly, of more than 50% of the voting power of the Voting Stock of such holding company immediately following such transaction.

“Change of Control Triggering Event” means the occurrence of both a Change of Control and a Below Investment Grade Rating Event.

“Common Depositary” means The Bank of New York Mellon, London Branch, as common depositary for the Depositary.

“Depositary” means each of Clearstream Banking, société anonyme, Luxembourg and Euroclear Bank S.A./N.V. as operator of the Euroclear System.

“euro” or “€” means the single currency introduced at the third stage of the European Monetary Union pursuant to the Treaty establishing the European Community, as amended.

“Fitch” means Fitch Ratings, Limited, and any successor to its rating agency business.

“Internal Revenue Code” means the U.S. Internal Revenue Code of 1986, as amended.

“Investment Grade Rating” means a rating by Moody’s equal to or higher than Baa3 (or the equivalent under a successor rating category of Moody’s) or a rating by S&P equal to or higher than BBB- (or the equivalent under any successor rating category of S&P) or a rating by Fitch equal to or higher than BBB- (or the equivalent under any successor rating category of Fitch).

“Moody’s” means Moody’s Investors Service, Inc., and any successor to its rating agency business.

“Paying Agency Agreement” means the Paying Agency Agreement, dated as of August 9, 2016, between the Company and the Paying Agent.

“Paying Agent” means The Bank of New York Mellon, London Branch, or any successor.

“Rating Agencies” means (1) Moody’s, S&P and Fitch; and (2) if any of Moody’s, S&P or Fitch ceases to rate the Notes or fails to make a rating of the Notes publicly available for any reason, a “nationally recognized statistical rating organization” within the meaning of Section 3(a)(62) under the Exchange Act, selected by the Company (as certified by a resolution of its Board of Directors) as a replacement agency for any of Moody’s, S&P or Fitch, or all of them, as the case may be.

“S&P” means Standard & Poor’s Ratings Services, a division of The McGraw-Hill Companies, Inc., and any successor to its rating agency business.

“Specified Office of the Paying Agent” means, initially, the London Branch of The Bank of New York Mellon, located at One Canada Square, London E14 5AL, England.

“TARGET Business Day” means any day on which the Trans-European Automated Real-Time Gross Settlement Express Transfer System(TARGET2), or any successor system, is open for business.

“Voting Stock” means with respect to any specified person (as that term is used in Section 13(d)(3) of the Exchange Act) Capital Stock of any class or kind the holders of which are ordinarily, in the absence of contingencies, entitled to vote for the election of directors (or persons performing similar functions) of such person, even if the right to vote has been suspended by the happening of such a contingency.

Section 1.2	Terms of the Notes.

The following terms relate to the Notes:

(1) The Notes shall constitute a separate series of Notes having the title “Floating Rate Senior Notes due 2018”.

(2) The aggregate principal amount of the Notes that may be initially authenticated and delivered under the Indenture (the “Initial Notes”) shall be €600,000,000. The Company may from time to time, without the consent of the Holders of Notes, issue additional Notes (the “Additional Notes”) having the same terms (except for the issue date, the offering price and, if applicable, the first interest payment date) as the Initial Notes. Any Additional Notes and the Initial Notes shall together constitute a single series under the Indenture and all references to the Notes shall include both the Initial Notes and the Additional Notes, unless the context otherwise requires. The aggregate principal amount of the Notes shall be unlimited. The entire Outstanding principal amount of the Notes shall be payable on August 9, 2018. The principal of each Note payable at maturity or upon earlier redemption shall be paid against presentation and surrender of such Note at the office or agency maintained for such purposes in London, initially, the Specified Office of the Paying Agent.

(3) (a) The Notes shall bear interest at a rate equivalent to the 3-month EURIBOR (the “Base Rate”) plus 0.450% per year, as calculated by the Calculation Agent; provided,

however, that the minimum interest rate shall be zero. The Notes will bear interest from August 9, 2016 or from the immediately preceding Interest Payment Date (as defined below) to which interest has been paid or duly provided for. Interest on the Notes shall be payable quarterly in arrears on February 9, May 9, August 9 and November 9 of each year (each, a “Interest Payment Date”), commencing on November 9, 2016; provided, that, if any Interest Payment Date would be a day that is not a Business Day, such Interest Payment Date shall be the next succeeding day that is a Business Day (and no additional interest will accrue or otherwise accumulate on the amount payable for the period from and after such Interest Payment Date); except that if such next succeeding Business Day falls in the next succeeding calendar month, such Interest Payment Date shall be the immediately preceding Business Day. The interest rate on the Notes will be reset quarterly on February 9, May 9, August 9 and November 9 of each year (each, an “Interest Reset Date”), commencing on November 9, 2016; provided, that, if any Interest Reset Date would be a day that is not a Business Day, such Interest Reset Date shall be the next succeeding day that is a Business Day, except that if such next succeeding Business Day falls in the next succeeding calendar month, such Interest Reset Date shall be the immediately preceding Business Day. The initial Base Rate for the Notes in effect from August 9, 2016 to, but excluding, the first Interest Reset Date will be the 3-month EURIBOR in effect on August 5, 2016. The interest rate on the Notes will be determined on the second TARGET Business Day preceding the applicable Interest Reset Date (a “EURIBOR Interest Determination Date”). Interest on an Interest Payment Date shall be paid to the Persons in whose names the Notes are registered on the Security Register at the close of business on the regular record date. The regular record date shall be the fifteenth calendar day, whether or not a Business Day, immediately preceding the related Interest Payment Date. Interest on the Notes will be computed on the basis of a 360-day year and the actual number of days in the period for which interest is being calculated.

(b) The Base Rate that takes effect on any Interest Reset Date shall be equal to the interest rate for deposits in euros designated as “EURIBOR” and sponsored jointly by the European Banking Federation and ACI — the Financial Market Association (or any company established by the joint sponsors for purposes of compiling and publishing that rate) on each EURIBOR Interest Determination Date, and will be determined by the Calculation Agent in accordance with the following provisions:

(i)	EURIBOR will be the offered rate for deposits in euros having a maturity of three months, as that rate appears on Reuters Page EURIBOR01 as of 11:00 A.M., Brussels time, on the relevant EURIBOR Interest Determination Date.

(ii)

If the rate described in clause (i) above does not appear on Reuters Page EURIBOR01, EURIBOR will be determined on the basis of the rates, at approximately 11:00 A.M., Brussels time, on the relevant EURIBOR Interest Determination Date, at which deposits of the following kind are offered to prime banks in the Euro-Zone interbank market by the principal Euro-Zone office of each of four major banks in that market selected by the Company: euro deposits having a maturity of three months beginning on such Interest Reset Date and in a principal amount of not less than €1,000,000 that is representative for a single transaction in such market at such time. The Company will request the principal Euro-Zone office of each of these banks to provide to the Paying Agent and Calculation Agent a quotation in writing of its rate. If at least two quotations are provided in writing, EURIBOR for such EURIBOR Interest Determination Date will be the arithmetic mean (rounded upwards in accordance with Section 1.2(3)(d) hereof) calculated by the Company of such quotations. The Company will ensure that the Calculation Agent is provided with appropriate contact details of the relevant personnel at each of the reference banks that the Calculation Agent will be requested to contact to provide such quotation of its rates.

(iii)	If fewer than two quotations are provided as described in clause (ii) above, EURIBOR for the relevant EURIBOR Interest Determination Date will be the arithmetic mean of the rates for loans of the following kind to leading Euro-Zone banks quoted in writing, at approximately 11:00 A.M., Brussels time, on such EURIBOR Interest Determination Date, by three major banks in the Euro-Zone selected by the Company: loans of euros having a maturity of three months beginning on such Interest Reset Date and in a principal amount of not less than €1,000,000 that is representative for a single transaction in such market at such time.

(iv)	If fewer than three banks selected by the Company are quoting as described in clause (iii) above, EURIBOR shall be the EURIBOR then in effect on such EURIBOR Interest Determination Date (or, in the case of the first Interest Reset Date, EURIBOR shall be the initial Base Rate).

(c) Upon request of the Holder to the Calculation Agent, the Calculation Agent will provide the interest rate then in effect on the Notes and, if determined, the interest rate that will become effective on the next Interest Reset Date.

(d) All percentages resulting from any calculation with respect to the Notes will be rounded upward or downward, as appropriate, to the next higher or lower one hundred-thousandth of a percentage point (e.g., 9.876541% (or .09876541) being rounded down to 9.87654% (or .0987654) and 9.876545% (or .09876545) being rounded up to 9.87655% (or .0987655)). All amounts used in or resulting from any calculation with respect to the Notes will be rounded upward or downward, as appropriate, to the nearest cent, in the case of euro amounts or U.S. dollars, or to the nearest corresponding hundredth of a unit, in the case of a currency other than euro amounts or U.S. dollars, with one-half cent or one-half of a corresponding hundredth of a unit or more being rounded upward.

(4) The Notes shall be issuable in whole in the form of one or more registered Global Securities, without coupons, which shall be deposited with, or on behalf of, the applicable Depositary and shall be registered in the name of the Common Depositary for, and in respect of interests held through, the applicable Depositary. The Notes shall be substantially in the form attached hereto as Exhibit A, the terms of which are herein incorporated by reference. The Notes shall be issuable in denominations of €100,000 or any integral multiple of €1,000 in excess thereof.

(5) Except as provided in Section 1.4, the Notes shall not be redeemable at the option of the Company prior to the maturity date.

(6) The Notes shall not have the benefit of any sinking fund.

(7) Except as provided herein, the Holders shall have no special rights in addition to those provided in the Base Indenture upon the occurrence of any particular events.

(8) The Notes shall be general unsecured and unsubordinated obligations of the Company and shall be ranked equally among themselves.

(9) The Notes are not convertible into shares of common stock or other securities of the Company.

(10) The covenants set forth in Section 1.5 hereof shall be applicable to the Notes.

(11) The transfer and exchange provisions set forth in Section 2.05 of the Base Indenture shall be applicable to the Notes.

(12) All payments of principal of, and interest (including Additional Amounts, if any) and premium (if any) on, the Notes shall be payable in euro; provided, however, that if, on or after August 2, 2016, euro is unavailable to the Company or, in the case of the Guarantee, the Guarantor due to the imposition of exchange controls or other circumstances beyond the Company’s or the Guarantor’s control or if the euro is no longer being used by the then member states of the European Economic and Monetary Union that have adopted the euro as their currency or for the settlement of transactions by public institutions of or within the international banking community, then all payments in respect of the Notes shall be made in U.S. dollars until the euro is again available to the Company or, in the case of the Guarantee, the Guarantor or so used. In such circumstances, the amount payable on any date in euro shall be converted by the Company into U.S. dollars at the rate mandated by the U.S. Federal Reserve Board as of the close of business on the second Business Day prior to the relevant payment date or, in the event the U.S. Federal Reserve Board has not mandated a rate of conversion, on the basis of the most recent U.S. dollar/euro exchange rate published in The Wall Street Journal on or prior to the second Business Day prior to the relevant payment date. Any payment in respect of the Notes so made in U.S. dollars shall not constitute an Event of Default under the Notes or the Indenture. Neither the Trustee, the Paying Agent nor the Calculation Agent shall have any responsibility for any calculation or conversion in connection with the foregoing. Any references elsewhere in the Indenture or the Notes to payments being made in euro notwithstanding, payments shall be made in U.S. dollars to the extent set forth in this Section 1.2(12).

(13) The Bank of New York Mellon, London Branch, shall initially act as the Paying Agent and the Calculation Agent in accordance with the terms of the Paying Agency Agreement and the Calculation Agency Agreement, respectively. The Company hereby initially designates the Specified Office of the Paying Agent as the office to be maintained by it where Notes may be presented for payment, registration of transfer or exchange, and where notices to or demands upon the Company in respect of the Notes or the Indenture may be served. The Security Registrar for the Notes shall initially be the Trustee. Upon notice to the Trustee, the Company may at any time vary or terminate the appointment of any Paying Agent, Security Registrar or

Calculation Agent, to appoint additional or other Paying Agents, Security Registrars or Calculation Agents and to approve any change in the office through which any Paying Agent, Security Registrar or Calculation Agent acts.

(14) In order to provide for all payments due on the Notes as the same shall become due, the Company shall cause to be paid to the Paying Agent, no later than 10:00 a.m. London time on the Business Day prior to the payment date of each Note, at such bank as the Paying Agent shall previously have notified the Company, in immediately available funds sufficient to meet all payments due on such Notes.

(15) Notwithstanding any other provision of this Supplemental Indenture, the Trustee and Paying Agent shall be entitled to make a deduction or withholding from any payment which it makes under this Supplemental Indenture for or on account of any present or future taxes, duties or charges if and to the extent so required by any applicable law and any current or future regulations or agreements thereunder or official interpretations thereof or any law implementing an intergovernmental approach thereto or by virtue of the relevant Holder failing to satisfy any certification or other requirements in respect of the Notes, in which event the Trustee or Paying Agent shall make such payment after such withholding or deduction has been made and shall account to the relevant authorities for the amount so withheld or deducted and shall have no obligation to gross up any payment hereunder or pay any additional amount as a result of such withholding tax.

(16) The Notes shall have the benefit of a Guarantee from the Guarantor on the terms set forth in Article XIV of the Base Indenture.

Section 1.3	Payment of Additional Amounts.

The provisions of Section 15.02 of the Base Indenture shall apply to the Notes. Whenever in the Notes there is mentioned, in any context, the payment of the principal of or interest or any other amounts on, or in respect of, such Notes, such mention shall be deemed to include mention of the payment of Additional Amounts to the extent that, in such context, Additional Amounts are, were or would be payable in respect thereof pursuant to the terms hereof and the Indenture, and express mention of the payment of Additional Amounts in any provision of the Notes shall not be construed as excluding the payment of Additional Amounts in those provisions thereof where such express mention is not made.

Section 1.4	Redemption Upon Changes in Withholding Tax.

The provisions of Section 15.01 of the Base Indenture shall apply to the Notes. The redemption price for any redemption pursuant to this Section 1.4 shall be paid prior to 12:00 noon, London time, on the applicable redemption date or at such later time as is then permitted by the rules of the Depositary applicable to the Notes (if then registered as Global Notes); provided, that the Company shall deposit or have deposited with the Trustee or the Paying Agent an amount sufficient to pay such redemption price by 10:00 a.m., London time, on the Business Day prior to the date such redemption price is to be paid. If money sufficient to pay the redemption price of the Notes on the applicable redemption date is deposited with the Trustee or Paying Agent on or before such redemption date as provided herein, then on and after such redemption date, interest will cease to accrue on the Notes.

Section 1.5	Change of Control Triggering Event.

The following additional covenants shall apply with respect to the Notes so long as any of the Notes remain Outstanding:

(1) If a Change of Control Triggering Event occurs with respect to the Notes, unless the Company shall have redeemed the Notes in full, the Company shall have defeased the Notes or have satisfied and discharged the Notes, as set forth in Article XI of the Base Indenture, the Company shall make an offer (the “Change of Control Offer”) to each Holder to repurchase any and all of such Holder’s Notes at a repurchase price in cash equal to 101% of the aggregate principal amount of the Notes to be repurchased (such principal amount to be equal to €100,000 or any integral multiple of €1,000 in excess thereof), plus accrued and unpaid interest, if any, on the Notes to be repurchased up to, but excluding, the date of repurchase (the “Change of Control Payment”). Within 30 days following any Change of Control Triggering Event, notice shall be delivered to the Holders describing the transaction or transactions that constitute the Change of Control Triggering Event and offering to repurchase the Notes on the date specified in the notice, which date will be no earlier than 15 days and no later than 60 days from the date such notice is delivered (the “Change of Control Payment Date”). Notwithstanding the foregoing, installments of interest on the Notes that are due and payable on Interest Payment Dates falling on or prior to the Change of Control Payment Date shall be payable on the applicable Interest Payment Date to the Holders of such Notes registered as such at the close of business on the applicable regular record date pursuant to the Notes and the Indenture.

(2) On the Change of Control Payment Date, the Company shall, to the extent lawful:

(i)	accept for payment all Notes or portions of Notes properly tendered pursuant to the Change of Control Offer;

(ii)	deposit with the Trustee or a paying agent an amount equal to the Change of Control Payment in respect of all Notes or portions of Notes properly tendered; and

(iii)	deliver or cause to be delivered to the Trustee the Notes properly accepted, together with an Officer’s Certificate stating (1) the aggregate principal amount of Notes or portions of Notes being repurchased, (2) that all conditions precedent contained herein to make a Change of Control Offer have been complied with and (3) that the Change of Control Offer has been made in compliance with the Indenture.

(3) [Reserved]

(4) The Company shall comply in all material respects with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent such laws and regulations are applicable in connection with the repurchase of the Notes as a result of a Change of Control Triggering Event. To the extent that the provisions of any such securities laws or regulations conflict with this Section 1.5, the Company shall comply with the applicable securities laws and regulations and shall not be deemed to have breached its obligations under this Section 1.5 by virtue of any such conflict.

Section 1.6	Events of Default.

The provisions of Article VI of the Base Indenture shall be applicable to the Notes, except that clauses (1) through (7) of Section 6.01(a) shall be modified with respect to the Notes as follows:

(1) default in the payment of the principal or any premium on the Notes when due (whether at maturity, upon acceleration, redemption or otherwise);

(2) default for 30 days in the payment of interest on the Notes when due;

(3) (i) failure by the Company to comply with Section 1.5 of this Supplemental Indenture or (ii) failure by the Company or the Guarantor to observe or perform any term of the Indenture (other than those referred to in (1) or (2) above or (3)(i) above) for a period of 90 days after the Company receives a notice of default stating that the Company or the Guarantor is in breach. The notice required under (3)(ii) above must be sent by either the Trustee or Holders of 25% of the principal amount of the Notes;

(4) (A) failure by the Company or the Guarantor to pay indebtedness for money borrowed by the Company or the Guarantor or for which the Company or Guarantor has guaranteed the payment, in an aggregate principal amount of at least $150,000,000, at the later of final maturity and the expiration of any related applicable grace period and such defaulted payment shall not have been made, waived or extended within 30 days or (B) acceleration of the maturity of any indebtedness for money borrowed by the Company or the Guarantor or for which the Company or the Guarantor has guaranteed the payment, in an aggregate principal amount of at least $150,000,000, if such indebtedness has not been discharged in full or such acceleration has not been rescinded or annulled within 30 days; provided, however, that, if the default under the instrument is cured by the Company or the Guarantor, as applicable, or waived by the holders of the indebtedness, in each case as permitted by the governing instrument, then the Event of Default under the Indenture caused by such default will be deemed likewise to be cured or waived;

(5) the entry by a court having competent jurisdiction of:

(A) an order for relief in respect of the Company or Guarantor as debtor in an involuntary proceeding under any applicable Bankruptcy Law and such order shall remain unstayed and in effect for a period of 60 consecutive days; or

(B) a final and non-appealable order appointing a Custodian of the Company or the Guarantor, or ordering the winding up or liquidation of the affairs of the Company or the Guarantor, and such order shall remain unstayed and in effect for a period of 60 consecutive days;

(6) the commencement by the Company or the Guarantor of a voluntary proceeding under any applicable Bankruptcy Law or the consent by the Company or the Guarantor as debtor to the entry of a decree or order for relief in an involuntary proceeding under any applicable Bankruptcy Law, or the filing by the Company or the Guarantor as debtor of a consent to an order for relief in any involuntary proceeding under any Bankruptcy Law, or to the appointment of a Custodian or the making by the Company or the Guarantor of an assignment for the benefit of creditors; or

(7) The Guarantee of the Notes is determined in a final, non-appealable judgment to be unenforceable or invalid or such Guarantee is asserted in writing by the Company or the Guarantor to no longer be in full force and effect and enforceable in accordance with its terms.

ARTICLE II

MISCELLANEOUS

Section 2.1	Business Day.

If the maturity date or earlier date of redemption falls on a day that is not a Business Day, the required payment shall be made on the next Business Day as if it were made on the date the payment to Holders was due and no interest shall accrue on the amount so payable for the period from and after that maturity date or that date of redemption, as the case may be.

Section 2.2	[Reserved].

Section 2.3	Confirmation of Indenture.

The Base Indenture, as supplemented and amended by this Supplemental Indenture, is in all respects ratified and confirmed, and the Base Indenture, this Supplemental Indenture and all indentures supplemental thereto shall be read, taken and construed as one and the same instrument.

Section 2.4	Concerning the Trustee.

In carrying out its responsibilities hereunder, the Trustee shall have all of the rights, protections and immunities which it possesses under the Indenture. The recitals contained herein and in the Notes, except the Trustee’s certificate of authentication, shall be taken as the statements of the Company, and the Trustee assumes no responsibility for their correctness. The Trustee makes no representations as to the validity or sufficiency of this Supplemental Indenture or of the Notes. The Trustee shall not be accountable for the use or application by the Company of the Notes or the proceeds thereof.

Section 2.5	Governing Law.

This Supplemental Indenture and the Notes shall be deemed to be a contract made under the internal laws of the State of New York, and for all purposes shall be construed in accordance with the laws of said State.

Section 2.6	Separability.

In case any provision in this Supplemental Indenture shall for any reason be held to be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

Section 2.7	Counterparts.

This Supplemental Indenture may be executed in any number of counterparts each of which shall be an original, but such counterparts shall together constitute but one and the same instrument.

Section 2.8	No Benefit.

Nothing in this Supplemental Indenture, express or implied, shall give to any Person other than the parties hereto and their successors or assigns, and the Holders, any benefit or legal or equitable rights, remedy or claim under this Supplemental Indenture or the Base Indenture.

[Signatures on Following Page]

IN WITNESS WHEREOF, the parties hereto have caused this Supplemental Indenture to be duly executed all as of the day and year first above written.

THERMO FISHER SCIENTIFIC (FINANCE I) B.V.

By:	/s/ Anthony H. Smith
	Name:	Anthony H. Smith
	Title:	Managing Director

THERMO FISHER SCIENTIFIC INC.

By:	/s/ Anthony H. Smith
	Name:	Anthony H. Smith
	Title:	Vice President, Tax and Treasury and Treasurer

[Signature Page to First Supplemental Indenture]

THE BANK OF NEW YORK MELLON TRUST COMPANY, N.A., as Trustee

By:	/s/ R. Tarnas
	Name:	R. Tarnas
	Title:	Vice President

[Signature page to First Supplemental Indenture]

EXHIBIT A

[Insert the Global Security legend, if applicable]

FLOATING RATE SENIOR NOTES DUE 2018

No. [ ]	€[ ]
ISIN No. XS1463194594

THERMO FISHER SCIENTIFIC (FINANCE I) B.V.

promises to pay to [    ] or registered assigns, the principal sum of [    ] Euros on August 9, 2018 (the “Maturity Date”).

Interest Payment Dates: February 9, May 9, August 9 and November 9, commencing on November 9, 2016 and ending on the Maturity Date

Record Date: January 25, April 24, July 25 and October 25

Each holder of this Security (as defined below), by accepting the same, agrees to and shall be bound by the provisions hereof and of the Indenture described herein, and authorizes and directs the Trustee described herein on such holder’s behalf to be bound by such provisions. Each holder of this Security hereby waives all notice of the acceptance of the provisions contained herein and in the Indenture and waives reliance by such holder upon said provisions.

This Security shall not be entitled to any benefit under the Indenture, or be valid or become obligatory for any purpose, until the Certificate of Authentication hereon shall have been signed by or on behalf of the Trustee. The provisions of this Security are continued on the reverse side hereof, and such continued provisions shall for all purposes have the same effect as though fully set forth at this place.

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IN WITNESS WHEREOF, the Company has caused this instrument to be signed in accordance with Section 2.04 of the Base Indenture.

Date: [                    ]

THERMO FISHER SCIENTIFIC (FINANCE I) B.V.

By:
Name:
Title:

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CERTIFICATE OF AUTHENTICATION

This is one of the Floating Rate Senior Notes due 2018 issued by Thermo Fisher Scientific (Finance I) B.V. of the series designated therein, referred to in the within-mentioned Indenture.

Date: [                    ]

THE BANK OF NEW YORK MELLON TRUST COMPANY, N.A.
as Trustee

By:
Authorized Signatory

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Thermo Fisher Scientific (Finance I) B.V.

Floating Rate Senior Notes due 2018

This security is one of a duly authorized series of debt securities of Thermo Fisher Scientific (Finance I) B.V., a private limited liability company (besloten vennootschap met beperkte aansprakelijkheid) incorporated under the laws of The Netherlands, with its corporate seat (statutaire zetel) at Breda, The Netherlands, (the “Company”), issued or to be issued in one or more series under and pursuant to an Indenture for the Company’s unsecured debt securities, dated as of August 9, 2016 (the “Base Indenture”), duly executed and delivered by and among the Company, Thermo Fisher Scientific Inc., a Delaware corporation (the “Guarantor”), and The Bank of New York Mellon Trust Company, N.A. (the “Trustee”), as supplemented by the First Supplemental Indenture, dated as of August 9, 2016 (the “Supplemental Indenture”), among the Company, the Guarantor and the Trustee. The Securities are subject to a Paying Agency Agreement, dated as of August 9, 2016 (the “Paying Agency Agreement”), between the Company and The Bank of New York Mellon, London Branch, as paying agent (the “Paying Agent”) and a Calculation Agency Agreement, dated as of August 9, 2016 (the “Calculation Agency Agreement”), between the Company and The Bank of New York Mellon, London Branch, as calculation agent (the “Calculation Agent”). The Base Indenture as supplemented and amended by the Supplemental Indenture is referred to herein as the “Indenture.” By the terms of the Base Indenture, the debt securities issuable thereunder are issuable in series that may vary as to amount, date of maturity, rate of interest and in other respects as provided in the Base Indenture. This security is one of the series designated on the face hereof (individually, a “Security,” and collectively, the “Securities”), and reference is hereby made to the Indenture for a description of the rights, limitations of rights, obligations, duties and immunities of the Trustee, the Company, the Guarantor and the holders of the Securities (the “Securityholders”). Capitalized terms used herein and not otherwise defined shall have the meanings given them in the Base Indenture or the Supplemental Indenture, as applicable.

1. Interest. The Securities will bear interest from August 9, 2016 or from the immediately preceding Interest Payment Date to which interest has been paid or duly provided for. Interest on the Securities shall be payable quarterly in arrears on February 9, May 9, August 9 and November 9 of each year (each, a “Interest Payment Date”), commencing on November 9, 2016; provided, that, if any Interest Payment Date would be a day that is not a Business Day, such Interest Payment Date shall be the next succeeding day that is a Business Day (and no additional interest will accrue or otherwise accumulate on the amount payable for the period from and after such Interest Payment Date); except that if such next succeeding Business Day falls in the next succeeding calendar month, such Interest Payment Date shall be the immediately preceding Business Day. The Securities shall bear interest at a rate equivalent to the 3-month EURIBOR (the “Base Rate”) plus 0.450% per year, as calculated by the Calculation Agent; provided, however, that the minimum interest rate shall be zero. The interest rate on the Notes will be reset quarterly on February 9, May 9, August 9 and November 9 of each year (each, an “Interest Reset Date”), commencing on November 9, 2016; provided, that, if any Interest Reset Date would be a day that is not a Business Day, such Interest Reset Date shall be the next succeeding day that is a Business Day, except that if such next succeeding Business Day falls in the next succeeding calendar month, such Interest Reset Date shall be the immediately preceding Business Day. The initial Base Rate for the Notes in effect from August 9, 2016 to, but

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excluding, the first Interest Reset Date will be the 3-month EURIBOR in effect on August 5, 2016. The interest rate on the Notes will be determined on the second TARGET Business Day preceding the applicable Interest Reset Date (a “EURIBOR Interest Determination Date”).

The Base Rate that takes effect on any Interest Reset Date shall equal the interest rate for deposits in euros designated as “EURIBOR” and sponsored jointly by the European Banking Federation and ACI — the Financial Market Association (or any company established by the joint sponsors for purposes of compiling and publishing that rate) on each EURIBOR Interest Determination Date, and will be determined by the Calculation Agent in accordance with the following provisions:

i. EURIBOR will be the offered rate for deposits in euros having a maturity of three months, as that rate appears on Reuters Page EURIBOR01 as of 11:00 A.M., Brussels time, on the relevant EURIBOR Interest Determination Date.

ii. If the rate described in clause (i) above does not appear on Reuters Page EURIBOR01, EURIBOR will be determined on the basis of the rates, at approximately 11:00 A.M., Brussels time, on the relevant EURIBOR Interest Determination Date, at which deposits of the following kind are offered to prime banks in the Euro-Zone interbank market by the principal Euro-Zone office of each of four major banks in that market selected by the Company: euro deposits having a maturity of three months beginning on such Interest Reset Date and in a principal amount of not less than €1,000,000 that is representative for a single transaction in such market at such time. The Company will request the principal Euro-Zone office of each of these banks to provide to the Paying Agent and Calculation Agent a quotation in writing of its rate. If at least two quotations are provided in writing, EURIBOR for such EURIBOR Interest Determination Date will be the arithmetic mean (rounded upwards in accordance with Section 1.2(3)(d) of the Supplemental Indenture) calculated by the Company of such quotations. The Company will ensure that the Calculation Agent is provided with appropriate contact details of the relevant personnel at each of the reference banks that the Calculation Agent will be requested to contact to provide such quotation of its rates.

iii. If fewer than two quotations are provided as described in clause (ii) above, EURIBOR for the relevant EURIBOR Interest Determination Date will be the arithmetic mean of the rates for loans of the following kind to leading Euro-Zone banks quoted in writing, at approximately 11:00 A.M., Brussels time, on such EURIBOR Interest Determination Date, by three major banks in the Euro-Zone selected by the Company: loans of euros having a maturity of three months beginning on such Interest Reset Date and in a principal amount of not less than €1,000,000 that is representative for a single transaction in such market at such time.

iv. If fewer than three banks selected by the Company are quoting as described in clause (iii) above, EURIBOR shall be the EURIBOR in effect on such EURIBOR Interest Determination Date (or, in the case of the first Interest Reset Date, EURIBOR shall be the initial Base Rate).

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Upon request of the Securityholder to the Calculation Agent, the Calculation Agent will provide the interest rate then in effect on the Securities and, if determined, the interest rate that will become effective on the next Interest Reset Date.

All percentages resulting from any calculation with respect to the Securities will be rounded upward or downward, as appropriate, to the next higher or lower one hundred-thousandth of a percentage point (e.g., 9.876541% (or .09876541) being rounded down to 9.87654% (or .0987654) and 9.876545% (or .09876545) being rounded up to 9.87655% (or .0987655)). All amounts used in or resulting from any calculation with respect to the Securities will be rounded upward or downward, as appropriate, to the nearest cent, in the case of euro amounts or U.S. dollars, or to the nearest corresponding hundredth of a unit, in the case of a currency other than euro amounts or U.S. dollars, with one-half cent or one-half of a corresponding hundredth of a unit or more being rounded upward.

2. Method of Payment. The Company will pay interest on the Securities (except defaulted interest), if any, to the persons in whose name such Securities are registered at the close of business on the regular record date referred to on the facing page of this Security for such interest installment. In the event that the Securities or a portion thereof are called for redemption pursuant to Section 1.4 of the Supplemental Indenture or there is a Change of Control Offer or the Change of Control Payment Date, as applicable, is subsequent to a regular record date with respect to any Interest Payment Date and prior to such Interest Payment Date, interest on such Securities shall instead be paid upon presentation and surrender of such Securities as provided in the Indenture. Subject to Section 1.2 of the Supplemental Indenture, all payments of principal of, and interest (including Additional Amounts, if any) and premium (if any) on, the Securities shall be payable in euro.

3. Paying Agent, Calculation Agent and Security Registrar. Initially, The Bank of New York Mellon, London Branch, shall act as Paying Agent and Calculation Agent, in accordance with the terms of the Paying Agency Agreement and the Calculation Agency Agreement, respectively, and the Trustee shall act as Security Registrar. Upon prior notice to the Trustee, the Company may change or appoint any Paying Agent, Security Registrar or Calculation Agent without notice to any Securityholder. The Company or any of its Subsidiaries may act in any such capacity.

4. Indenture. The terms of the Securities include those stated in the Indenture and those made part of the Indenture by reference to the Trust Indenture Act of 1939, as amended (“TIA”) as in effect on the date the Indenture is qualified. The Securities are subject to all such terms, and Securityholders are referred to the Indenture and TIA for a statement of such terms. In the event of a conflict between the terms of the Securities and the terms of the Indenture, the terms of the Indenture shall prevail. The Securities are unsecured general obligations of the Company and constitute the series designated on the face hereof as the “Floating Rate Senior Notes due 2018”, initially limited to €600,000,000 in aggregate principal amount. The Company shall furnish to any Securityholder upon written request and without charge a copy of the Base Indenture and the Supplemental Indenture. Requests may be made to: Thermo Fisher Scientific Inc., 168 Third Avenue, Waltham, Massachusetts, Attention: Seth H. Hoogasian.

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5. No Optional Redemption. Except as set forth in Section 1.4 of the Supplemental Indenture, the Company may not redeem the Securities of this series prior to the Maturity Date. The Company shall not be required to make sinking fund payments with respect to the Securities.

6. Redemption Upon Changes in Withholding Taxes; Payment of Additional Amounts. The provisions of Sections 15.01 and 15.02 of the Base Indenture and Sections 1.3 and 1.4 of the Supplemental Indenture shall apply to this series of Notes.

Whenever the payment of the principal of or interest or any other amounts on, or in respect of, this Note is mentioned, in any context, such mention shall be deemed to include mention of the payment of Additional Amounts to the extent that, in such context, Additional Amounts are, were or would be payable in respect thereof pursuant to the terms of the Indenture, and express mention of the payment of Additional Amounts in any provision of this series of Notes shall not be construed as excluding the payment of Additional Amounts in those provisions where such express mention is not made.

7. Change of Control Triggering Event. Upon the occurrence of a Change of Control Triggering Event, unless the Company has redeemed this Security or the Company has defeased this Security or satisfied and discharged this Security, the holder of this Security shall have the right to require that the Company purchase all or a portion (such principal amount to be equal to €100,000 or any integral multiple of €1,000 in excess thereof) of this Security at a purchase price equal to 101% of the aggregate principal amount repurchased plus accrued and unpaid interest, if any, on the amount to be repurchased up to but excluding the date of purchase. Within 30 days following any Change of Control Triggering Event, the Company shall send, by first class mail, a notice to each Holder, in accordance with Section 1.5 of the Supplemental Indenture, with a copy to the Trustee, which notice shall govern the terms of the Change of Control Offer.

8. Denominations, Transfer, Exchange. The Securities are in registered form without coupons in the denominations of €100,000 or any integral multiple of €1,000 in excess thereof. The transfer of Securities may be registered and Securities may be exchanged as provided in the Indenture. The Securities may be presented for exchange or for registration of transfer (duly endorsed or with the form of transfer endorsed thereon duly executed if so required by the Company or the Security Registrar) at the office of the Paying Agent or at the office of any transfer agent designated by the Company for such purpose. No service charge shall be made for any registration of transfer or exchange, but a Securityholder may be required to pay any applicable taxes or other governmental charges.

9. Persons Deemed Owners. The registered Securityholder may be treated as its owner for all purposes.

10. Repayment to the Company. Any funds or Governmental Obligations deposited with any paying agent or the Trustee, or then held by the Company, in trust for payment of principal of, premium, if any, or interest on the Securities that are not applied but remain

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unclaimed by the holders of such Securities for at least one year after the date upon which the principal of, premium, if any, or interest on such Securities shall have respectively become due and payable, shall be repaid to the Company, as applicable, or (if then held by the Company) shall be discharged from such trust. After return to the Company, Holders entitled to the money or securities must look to the Company, as applicable, for payment as unsecured general creditors.

11. Amendments, Supplements and Waivers. The Indenture permits, with certain exceptions as therein provided, the amendment thereof and the modification of the rights and obligations of the Company and the Guarantor and the rights of the Holders of the Securities to be affected under the Indenture at any time by the Company, the Guarantor and the Trustee with the consent of the Holders of a majority in principal amount of the Securities at the time Outstanding to be affected. The Indenture also contains provisions permitting the Holders of a majority in principal amount of the Securities at the time Outstanding, on behalf of the Holders of all Securities, to waive compliance by the Company or the Guarantor with certain provisions of the Indenture and certain past defaults under the Indenture and their consequences. Any such consent or waiver by the Holder of this Security shall be conclusive and binding upon such Holder and upon all future Holders of this Security and of any Security issued upon the registration of transfer hereof or in exchange herefor or in lieu hereof, whether or not notation of such consent or waiver is made upon this Security.

12. Defaults and Remedies. If an Event of Default with respect to the Securities occurs and is continuing, the Trustee or the holders of at least 25% in aggregate principal amount of the Securities then Outstanding, by notice in writing to the Company (and to the Trustee if notice is given by such holders), may declare the entire principal of, premium, if any, and accrued interest, if any, of such Securities due and payable immediately. Subject to the terms of the Indenture, if an Event of Default under the Indenture shall occur and be continuing, the Trustee shall be under no obligation to exercise any of its rights or powers under the Indenture at the request or direction of any of the holders, unless such holders have offered the Trustee indemnity satisfactory to it. Upon satisfaction of certain conditions set forth in the Indenture, the holders of a majority in principal amount of the Outstanding Securities shall have the right to direct the time, method and place of conducting any proceeding for any remedy available to the Trustee, or exercising any trust or power conferred on the Trustee, with respect to the Securities.

13. Trustee, Paying Agent and Security Registrar May Hold Securities. The Trustee, subject to certain limitations imposed by the TIA, or any paying agent or Security Registrar, in its individual or any other capacity, may become the owner or pledgee of Securities with the same rights it would have if it were not Trustee, paying agent or Security Registrar.

14. No Recourse Against Others. No recourse under or upon any obligation, covenant or agreement of the Indenture, or of any Security, or for any claim based thereon or otherwise in respect hereof or thereof, shall be had against any incorporator, stockholder, officer or director, past, present or future as such, of the Company or the Guarantor or of any predecessor or successor corporation, either directly or through the Company or the Guarantor or any such predecessor or successor corporation, whether by virtue of any constitution, statute or rule of law, or by the enforcement of any assessment or penalty or otherwise; it being expressly understood that the Indenture and the obligations issued hereunder and thereunder are solely

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corporate obligations, and that no such personal liability whatever shall attach to, or is or shall be incurred by, the incorporators, stockholders, officers or directors as such, of the Company or the Guarantor or of any predecessor or successor corporation, or any of them, because of the creation of the indebtedness authorized by the Indenture, or under or by reason of the obligations, covenants or agreements contained in the Indenture or in the Securities or implied therefrom; and that any and all such personal liability of every name and nature, either at common law or in equity or by constitution or statute, of, and any and all such rights and claims against, every such incorporator, stockholder, officer or director as such, because of the creation of the indebtedness authorized by the Indenture, or under or by reason of the obligations, covenants or agreements contained in the Indenture or in the Securities or implied therefrom, are hereby expressly waived and released as a condition of, and as a consideration for, the acceptance of the Securities.

15. Discharge of Indenture. The Indenture contains certain provisions pertaining to discharge and defeasance, which provisions shall for all purposes have the same effect as if set forth herein.

16. Authentication. This Security shall not be valid until the Trustee signs the certificate of authentication attached to the other side of this Security.

17. Guarantee. This Security is fully and unconditionally guaranteed by the Guarantor, as provided in Article XIV of the Base Indenture.

18. Abbreviations. Customary abbreviations may be used in the name of a Securityholder or an assignee, such as: TEN COM(= tenants in common), TEN ENT (=tenants by the entireties), JT TEN(= joint tenants with right of survivorship and not as tenants in common), CUST (=Custodian), and U/G/M/A(= Uniform Gifts to Minors Act).

19. Governing Law. The Base Indenture, the Supplemental Indenture and this Security shall be deemed to be a contract made under the internal laws of the State of New York, and for all purposes shall be construed in accordance with the laws of said State.

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ASSIGNMENT FORM

To assign this Security, fill in the form below: (I) or (we) assign and transfer this Security to

(Insert assignee’s soc. sec. or tax I.D. no.)

(Print or type assignee’s name, address and zip code)

and irrevocably appoint                                          agent to transfer this Security on the books of the Company. The agent may substitute another to act for him.

Date:

Your Signature
(Sign exactly as your name appears on the face of this Security)

Signature Guarantee:

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OPTION OF HOLDER TO ELECT PURCHASE

If you want to elect to have this Security purchased by the Company pursuant to Section 1.5 of the Supplemental Indenture, check the box:

☐	1.5 Change of Control Triggering Event

If you want to elect to have only part of this Security purchased by the Company pursuant to Section 1.5 of the Supplemental Indenture, state the amount: €

Date:	Your Signature
(Sign exactly as your name appears on the face of this Security)

Tax I.D. Number:

Signature Guarantee:

(Signature must be guaranteed by a participant in a recognized signature guarantee medallion program)

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NOTATION OF GUARANTEE

For value received, Thermo Fisher Scientific Inc. hereby absolutely, unconditionally and irrevocably guarantees to the holder of this Security the payment of principal of, premium, if any, and interest on, the Security upon which this Guarantee is set forth in the amounts and at the time when due and payable whether by declaration thereof, or otherwise, and interest on the overdue principal and interest, if any, of such Security, if lawful, to the holder of such Security and the Trustee on behalf of the Holders, all in accordance with and subject to the terms and limitations of such Security and Article XIV of the Indenture. This Guarantee will not become effective until the Trustee or Authenticating Agent duly executes the certificate of authentication on this Security. This Guarantee shall be governed by and construed in accordance with the laws of the State of New York, without regard to conflict of law principles thereof.

Dated: [                    ]

THERMO FISHER SCIENTIFIC INC.

By:
Name:
Title:

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